Exhibit 99.2

PRESS RELEASE

Control4 Acquires Pakedge Device & Software, a Leader in Advanced Home Networking

Transaction brings to Control4 deep networking expertise, an industry-leading suite of networking, power management, and cloud-based remote management capabilities, as well as an expanded sales channel of over 1,100 additional independent dealers

Salt Lake City, UT — February 4, 2016 4:05 PM EST — Control4 Corporation (NASDAQ: CTRL), a leading global provider of smart home solutions, today announced the acquisition of Pakedge Device & Software, Inc., a leader in advanced networking products and cloud network-management services for both wireless and wired networking solutions for the connected home and business.

“The connected consumer, connected home, and connected business opportunity is expanding along with the complexities of supporting thousands of different devices and services in homes and business around the world,” said Martin Plaehn, Control4 Chairman and CEO. “By embracing networking as an expanded core-competency, integrating it tightly with our entertainment and automation capabilities, and delivering a single cloud-based reporting and management solution, Control4 will be able to harness the expanding opportunity, bring more simplicity to the complicated, and increase satisfaction for our end customers.”

Pakedge is known in the industry for its many innovations and its dependable and high performance solutions.  Pakedge Connect+ is an innovative next-generation network platform comprised of wired and wireless networking products that are integrated through advanced software and connected to the cloud.  Connect+ incorporates proprietary artificial intelligence-based algorithms to detect, diagnose, self-repair and resolve network problems.  Pakedge virtualization technologies enable network devices, whether within a single network or across multiple networks, to be uniquely grouped and managed in new ways.  Pakedge advanced software, such as Pakedge Zones, creates new networking capabilities for prioritizing network use for audio, video, communication, security, bulk-data and management applications.  The cloud-based management technology, BakPak, enables remote management and maintenance. The Pakedge platform-architecture approach enables scalable and tightly defined integration with third-party devices from many manufacturers, similar to how Control4’s architecture enables third-party products to integrate with its platform.

“Pakedge began 12 years ago with the strategic vision that everything, starting with audio / video systems, will be connected over an IP-based platform” said Victor Pak, Pakedge Founder and CEO.  “Our success was driven by a combination of customer focused innovation, engineering excellence, and passionate customers.  Control4 shares our corporate philosophy and strategic vision.  Joining together is a logical and exciting step to accelerate the realization of that vision for our customers.”

Pakedge had approximately $18.5 million in sales in 2015, delivered through its professional sales and installation channel of 1,700 independent dealers, 560 of which are also Control4 certified dealers.  Control4 intends to fully support the Pakedge product-line for all Pakedge dealers, regardless of whether they are also Control4 certified-dealers.  Pakedge dealers will continue to order product from the Pakedge dealer portal while Control4 dealers will now be able to order the most popular Pakedge products via the Control4 dealer portal, which will expand to offer the full Pakedge line in the near term.  The combined company intends to grow both the Pakedge and Control4 businesses through a combined dealer channel of over 4,700 dealers.  All qualified dealers will be encouraged to explore both product-lines, and the combined Control4 and Pakedge team intends to actively cross-train and cross-certify dealers who desire to represent both product lines but are currently only qualified for one.

The Pakedge founders, senior management team and broader organization are joining Control4.  The Pakedge teams in Huntington Beach and Hayward, California and its independent development office in Belgrade, Serbia, will begin working together with Control4 to create, market, and support industry-leading and tightly integrated solutions for the connected smart home and business.

Control4 acquired Pakedge for approximately $32.7 million in cash on January 29, 2016.  Control4 expects the acquisition to contribute to revenue growth, and to be both Gross Margin and EPS accretive on a non-GAAP basis for the full-year 2016.

For more information, please visit www.control4.com and www.pakedge.com

About Control4

Control4 [NASDAQ: CTRL] is a leading provider of automation systems for homes and businesses, offering personalized control of lighting, music, video, temperature, security, communications and similar functionalities into a unified home automation solution that enhances the daily lives of its customers. Control4 unlocks the potential of connected devices, making entertainment systems easier to use, homes more comfortable and energy efficient, and families more secure. More than 75% of Control4’s consumers have integrated two or more functionalities with Control4’s solution, which is available through more than 3,600 custom integrators, retail outlets, and distributors in over 90 countries. By delivering insightfully simple control solutions that enhance the lives of individuals and families, Control4 is the automation platform of choice for consumers, major consumer electronics companies, hotels, and businesses around the world.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding Control4’s possible future products and the impact of the Pakedge acquisition. All statements other than statements of historical fact contained in this press release are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and were based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Control4’s control. Control4’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in Control4’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission, as well as other documents that may be filed by the company from time to time with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent Control4’s views as of the date of this press release. The company anticipates that subsequent events and developments may cause its views to change. Control4 has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing Control4’s views as of any date subsequent to the date of this press release.

Press Contact

Blair Sonnen, Control4

bsonnen@Control4.com

801.619.4245

Kimberly Lancaster, Caster

klancaster@castercomm.com

401.829.0111

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Copyright ©2016, Control4 Corporation. All rights reserved. Control4, the Control4 logo, the 4-ball logo, 4Store, 4Sight, Control4 My Home, and Everyday Easy are registered trademarks or trademarks of Control4 Corporation in the United States and/or other countries. All other names and brands may be claimed as the property of their respective owners. All specifications subject to change without notice.

Source: Control4